Exhibit 99.1

4 Parkway North

Deerfield, IL 60015

www.cfindustries.com

For additional information:

Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 – cclose@cfindustries.com	847-405-2045 – darla.rivera@cfindustries.com

Susan A. Ellerbusch Elected to Board of Directors of CF Industries Holdings, Inc.

DEERFIELD, Ill. – October 17, 2023 – CF Industries Holdings, Inc. (NYSE: CF) today announced that its Board of Directors has elected Susan A. Ellerbusch, a global leader in chemicals and energy industries, as an independent director of the company. Ms. Ellerbusch has served in a series of diverse leadership roles at Air Liquide since 2015, including as chief executive officer, Air Liquide North America, LLC. Prior to Air Liquide, she held roles of increasing leadership at BP.

The election of Ms. Ellerbusch brings membership of the CF Industries Holdings, Inc. Board of Directors to twelve. She is expected to stand for re-election by stockholders at the company’s 2024 Annual Meeting.

“We are pleased to welcome Sue to the CF Industries’ Board,” said Stephen J. Hagge, chairman of the board, CF Industries Holdings, Inc. “With her extensive leadership experience, global perspective and deep expertise in hydrogen, industrial gases and chemicals, Sue will be a voice the Board and our management team can rely on as we advance the Company’s mission to provide clean energy to feed and fuel the world sustainably. We look forward to her contributions as we work together to create long-term value for our shareholders.”

About Susan A. Ellerbusch

Susan A. Ellerbusch has a 30-year tenure in chemicals and energy industries. Since 2015, she has served in a variety of leadership roles at Air Liquide, a world leader in gases, technologies and services for industry and health. These include chief executive officer, Air Liquide North America, LLC, and president, Air Liquide Large Industries, U.S. Prior to Air Liquide, Ms. Ellerbusch worked at BP where she held roles of increasing leadership and most recently served as President, BP Biofuels North America from 2008 to 2015.

Ms. Ellerbusch is a board member of Summit Materials. She has a Bachelor of Science degree in genetics from the University of Illinois Urbana-Champaign and an MBA from the University of Illinois Chicago.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

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